EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Sarah Carmody, Investor Relations 617.779.7892 scarmody@amicas.com
AMICAS REPORTS FINANCIAL RESULTS FOR THE THIRD
QUARTER ENDED SEPTEMBER 30, 2006
Boston, MA, November 1, 2006 /PRNewswire/ — AMICAS, Inc. (Nasdaq: AMCS), a leader in radiology and medical image and information management solutions, today reported unaudited financial results for the third quarter ended September 30, 2006.
Q3 Financial Highlights
Revenue: Total revenues for the third quarter of 2006 were $11.8 million compared to $13.6 million for the corresponding quarter in 2005.
Operating Income/Loss: Operating loss for the third quarter of 2006 was $1.2 million compared to an operating loss of $1.6 million for the third quarter of 2005.
Net Income/Loss: The company’s net loss from continuing operations for the third quarter of 2006 was $173,000, or $(0.00) per share, compared to a net loss from continuing operations of $540,000, or $(0.01) per share, for the third quarter of 2005.
In the third quarter of 2006, both operating loss and net income from continuing operations included $467,000 of non-cash stock-based compensation expense and $786,000 of depreciation and amortization. In the third quarter of 2005, both operating loss and net income from continuing operations included $2.7 million of restructuring, settlement, severance or impairment charges and $930,000 of depreciation and amortization.
Fiscal Year-to-Date Financial Highlights
Revenue: Total revenues for the first nine months of 2006 were $38.0 million compared to $38.5 million for the first nine months of 2005.
Operating Income/Loss: Operating loss for the first nine months of 2006 was $2.8 million compared to an operating loss of $5.6 million for the first nine months of 2005.
Net Income/Loss: The company’s net loss from continuing operations for the first nine months of 2006 was $108,000, or $(0.00) per share, compared to a net loss from continuing operations of $2.8 million, or $(0.06) per share, for the first nine months of 2005.
For the first nine months of 2006, both operating loss and net income from continuing operations included $1.4 million of stock-based compensation expense and $2.4 million of depreciation and amortization. For the first nine months of 2005, both operating loss and net income from continuing operations included $5.2 million of restructuring, settlement, severance or impairment charges and $2.9 million of depreciation and amortization.

Cash and Cash Flow: AMICAS ended the quarter with a cash, cash equivalents and marketable debt securities balance of $71 million, no long-term debt and working capital of $69.8 million. For the third quarter ended September 30, 2006 net cash provided by operations was $0.7 million. In addition, during the third quarter of 2006, the company repurchased approximately 588,000 shares of its common stock for approximately $2.0 million. Under the stock repurchase plan in 2006, the company repurchased 4.2 million shares of its common stock for approximately $14.0 million.
Business Perspective
Dr. Stephen Kahane, CEO and chairman of AMICAS, said “We had another quarter of positive operating cash flow and we continued to use our strong balance sheet by repurchasing $2 million of our stock during the quarter. We are excited about our pipeline of new product introductions with innovative solutions that help radiology practices improve cash flow as well as recruit, retain and expand relationships with referring physicians. AMICAS exists to enable radiology practices and businesses to grow and operate as efficiently and effectively as possible.”
Peter McClennen, president and COO of AMICAS, said “AMICAS has been a leading innovator in the image and information management market. During the third quarter we released AMICAS Insight Services, a new revenue cycle management service designed to help speed converting receivables into cash while reducing the total cost of operations. We believe we are off to a good start with Insight Services with a number of new contracts already completed.”
In addition, AMICAS has begun field testing a major new release of its flagship product, AMICAS Vision Series PACS 5.0, including the new referring physician portal, Vision Reach. Vision Reach is an innovative new product designed to enhance referring physician image and report viewing. “We believe that radiologists, office administrators and IT personnel are excited about this one of a kind product aimed at assisting clients to grow their referral base.” Mr. McClennen continued, “Innovation and delivering great value to our clients with new products and services is important to growth at AMICAS. In late November, at the world’s largest radiology meeting of the year, Radiological Society of North America (RSNA), we expect to launch Vision Series PACS 5.0, Vision Reach and other new products. We expect these offerings will provide our customers with significant value and workflow flexibility, which will further differentiate AMICAS’ solutions.”
Looking Forward
AMICAS expects 2006 revenues to be approximately $49.5 million, with a net loss for fiscal year 2006 of ($0.03) per share. This represents a year over year revenue decrease of $3.3 million, or six percent.
As imaging businesses embrace automation as part of the answer to the Deficit Reduction Act (DRA) and other trends and with the collection of new product introductions already in progress, AMICAS expects 2007 bookings growth in excess of 30%. Bookings are defined as contractual commitments from customers for license, services, hardware and maintenance/support.
Because of market conditions associated with DRA and other issues and because of the changes AMICAS has made and is making to its approach to the market, including offering subscription-based pricing and term licensing, and the implications those changes may have on the timing of revenue recognition, AMICAS is delaying providing any comment or guidance on specific revenue or net income targets for 2007.
Conference Call
AMICAS will host a conference call on Thursday, November 2nd at 8:30 a.m. Eastern Time to discuss the company’s third quarter fiscal 2006 results. Investors and other interested parties may dial into the call using the toll free number 1.800.540.0559 (conference ID: 7AMICAS). The conference call will also be available via Webcast at www.amicas.com. Following the conclusion of the call, a replay will be available at 877.856.8964 or 402.220.1608 until December 2, 2006.

AMICAS, Vision Series, Vision Reach, and AMICAS Insight are trademarks or registered trademarks of AMICAS, Inc.
About AMICAS, Inc.
AMICAS, Inc. (www.amicas.com) is a leader in radiology and medical image and information management solutions. The AMICAS® Vision Series™ products provide a complete, end-to-end solution for imaging centers, ambulatory care facilities, and radiology practices. Acute care and hospital clients are provided a fully-integrated, HIS/RIS-independent PACS, featuring advanced enterprise workflow support and scalable design. Complementing the Vision Series product family is AMICAS Insight™ Solutions, a set of client-centered professional and consulting services that assist our customers with a well-planned transition to a digital enterprise.
Safe Harbor Statement
Except for the historical information herein, the matters discussed in this release include forward-looking statements. In particular, the forward-looking statements contained in this release include statements about future financial and operating results. When used in this press release, the words: believes, intends, plans, anticipates, expects, estimates, and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially which include, but are not limited to, the following: a significant portion of the company’s quarterly sales are concluded in the last month of the fiscal quarter; the length of sales and delivery cycles; the deferral and/or realization of deferred software license and system revenues according to contract terms; the timing, cost and success or failure of current and new product and service introductions and product upgrade releases; potential patent infringement claims against AMICAS and the related defense costs; the ability of AMICAS to comply with all government laws, rules and regulations; and other risks affecting AMICAS’ businesses generally and as set forth in AMICAS’ most recent filings with the Securities and Exchange Commission. All forward-looking statements in this release are qualified by these cautionary statements and are made only as of the date of this release. AMICAS is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. The financial statements and information as of, and for the period ended, September 30, 2006 contained in this press release are subject to review by the company’s independent registered public accounting firm.

AMICAS, Inc.
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands, except share data)

	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$9,984	$82,214
Marketable debt securities	60,839	—
Accounts receivable, net	11,493	15,316
Computer hardware held for resale	129	127
Prepaid expenses and other current assets	4,904	1,025

Total current assets	87,349	98,682

Property and equipment,net	1,238	1,259
Goodwill	27,313	27,313
Acquired/developed software, net	8,155	9,623
Other intangible assets, net	2,191	2,511
Other assets	931	897

Total assets	$127,177	$140,285

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,495	$11,151
Deferred revenue, including unearned discounts	10,037	8,495

Total current liabilities	17,532	19,646

Other liabilities, primarily unearned discounts	479	726

Stockholders’ equity:
Preferred stock $.001 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock $.001 par value; 200,000,000 shares authorized; 50,981,915 and 50,355,684 shares issued	47	50
Additional paid-in capital	226,207	222,927
Accumulated other comprehensive income	12	—
Accumulated deficit	(96,470)	(96,592)
Treasury stock, at cost, 6,178,956 and 1,985,502 shares	(20,630)	(6,472)

Total stockholders’ equity	109,166	119,913

Total liabilities and stockholders’ equity	$127,177	$140,285

AMICAS, Inc.
Consolidated Statements of Operations
Three and six months ended September 30,2006
(Unaudited)
(In thousands, except per share data)

	Three Months Ended,		Nine Months Ended,
	September 30,		September 30,
	2006	2005	2006	2005
Revenues
Maintenance and services	$9,100	$9,692	$27,267	$27,047
Software licenses and system sales	2,702	3,920	10,726	11,444

Total revenues	11,802	13,612	37,993	38,491

Costs and expenses

Cost of revenues:
Maintenance and services[1]	3,827	3,754	11,105	10,477
Software licenses and system sales	2,015	1,282	6,220	4,094

Gross Margin	5,960	8,576	20,668	23,920

Selling, general and administrative[2]	4,671	4,820	15,904	16,018
Research and development[3]	2,175	2,286	6,630	6,855
Depreciation and amortization	297	441	944	1,401
Settlement, severance and impairment charges	—	2,664	—	4,218
Restructuring charges	—	—	—	1,023

Total Operating Expenses	7,143	10,211	23,478	29,515

Operating income (loss)	(1,183)	(1,635)	(2,810)	(5,595)

Interest income	978	751	2,765	1,680
Interest expense	—	(2)	—	(751)

Income (loss) from continuing operations, before income taxes	(205)	(886)	(45)	(4,666)
(Benefit) provision for income taxes	(32)	(346)	63	(1,846)

Income (loss) from continuing operations	(173)	(540)	(108)	(2,820)
Gain (loss) on Sale of discontinued operations, net	478	—	230	46,073
Income (loss) from discontinued operations	—	(25)	—	(28)

Net income (loss)	$305	$(565)	$122	$43,225

Net income (loss) per share

Basic:
Continuing operations	$(0.00)	$(0.01)	$(0.00)	$(0.06)
Discontinued operations	0.01	(0.00)	0.00	1.01

	$0.01	$(0.01)	$0.00	$0.95

Diluted:
Continuing operations	$(0.00)	$(0.01)	$(0.00)	$(0.06)
Discontinued operations	0.01	(0.00)	0.00	1.01

	$0.01	$(0.01)	$0.00	$0.95

Weighted average number of shares outstanding:

Basic	45,114	47,208	47,087	45,663
Diluted	45,114	47,208	47,087	45,663

(1)	Includes $14,000 and $37,000 in stock-based compensation expense for the three and nine months ended September 30, 2006.

(2)	Includes $0.4 million and $1.2 million in stock-based compensation expense for the three and nine months ended September 30, 2006.

(3)	Includes $54,000 and $0.1 million in stock-based compensation expense for the three and nine months ended September 30, 2006.